                                                                                                         NEWS

Charter Third Quarter 2011 Results

Focus on Internet and Commercial Services Drives Momentum

St. Louis, Missouri – November 1, 2011 – Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2011.

Third quarter highlights:

•	Total revenues grew 3.0% on a pro forma1 basis and 2.3% on an actual basis due to growth in commercial, Internet and telephone sales.

•
Adjusted EBITDA2 grew 3.8% year-over-year on a pro forma basis and 3.3% on an actual basis, driven by revenue growth and a 30 basis point margin improvement, on a pro forma basis, to 36.1%. Net loss declined to $85 million in the third quarter of 2011.

•	Commercial revenues grew 19.4% on a pro forma basis, and 17.5% on an actual basis, fueled by new relationships with small and medium businesses and carrier customers.

•	Non-video residential customer relationships increased by approximately 54,900 for the quarter, more than double prior-year third quarter growth.

•	Free cash flow2 was $90 million and cash flows from operating activities were $405 million.

•	Continued execution of disciplined financial strategy with the completion of several acquisitions and share and debt repurchases within the quarter.

“Charter delivered solid results in the third quarter, and I believe we have the right building blocks in place for long-term success. We are seeing the early benefits of delivering on our strategic priorities as evidenced by growth in Internet, acceleration in our commercial business and an improved customer relationship trend,” said Mike Lovett, President and Chief Executive Officer. “The foundation of our strategy is to enhance the customer experience and increase awareness of Charter as the leading Internet service provider within our footprint. While we are making fundamental improvements to our video offering, our leadership team is confident that leveraging the strength of our Internet and commercial businesses will benefit all product lines over time. I am pleased with our near-term momentum in what remains a challenging macro-economic environment, and continue to be confident about our future.”

1 Pro forma results are described below in the “Use of Non-GAAP Financial Metrics” section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

During the third quarter, we continued to lay the foundation for future growth by focusing on our strategic priorities which include simplifying and enhancing the customer experience, leveraging our Internet advantage, aggressively driving growth in our commercial business, and changing the dynamic in video.

We are gaining traction in improving the ways in which customers interact with and perceive Charter and in leveraging the strength of our residential and commercial IP platforms which will ultimately serve our video business well. We are continuing to expand our commercial product offerings to our business and carrier customers consistent with our plans to gain share and accelerate growth in this area.

We recently added compelling new content and features for our video customers, including NFL Network, NFL Red Zone, HBO GO®, MAX GO® and BTN2Go, in addition to continued expansion of our HD channel lineup. We also launched our TiVo pilot, a key component in our next generation TV strategy, which we believe will meaningfully improve our video experience. Today we announced an upcoming unique enhancement to our online video capabilities that organizes video content already available online through Charter.net with content from sites such as Netflix, Amazon and Hulu into a single on-line directory.

We continue to invest in our infrastructure to strengthen our competitive position. Our key bandwidth initiatives, DOCSIS 3.0, which allows Internet speeds of 100 Mbps or higher, and switched digital video (SDV), which enables more HD channels, are nearing completion.  This will further enable us to deliver better products and service to our residential and commercial customers.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	September 30,	September 30,
	2011 (a)	2010 (a)	Y/Y Change
Footprint
Estimated Homes Passed Video (b)	11,927,600	11,815,900	1%
% Switched Digital Video	80%	44%	36 ppts
Estimated Homes Passed Internet (b)	11,601,900	11,454,800	1%
% DOCSIS 3.0	85%	36%	49 ppts
Estimated Homes Passed Phone (b)	10,848,500	10,587,800	2%
Customers
Residential Customer Relationships (c)	4,866,200	4,926,200	-1%
Commercial Customer Relationships (c)	356,500	351,100	2%
Total Customer Relationships (c)(e)	5,222,700	5,277,300	-1%
Residential Non-Video Customers (d)	730,400	558,200	31%
% Non-Video (d)	15.0%	11.3%	3.7 ppts
Services and Revenue Generating Units (f)
Video (d)	4,135,800	4,368,000	-5%
Internet (g)	3,424,100	3,230,500	6%
Phone (h)	1,763,800	1,690,400	4%
Residential PSUs (i)	9,323,700	9,288,900	0%
Residential PSU / Customer Relationships (c)(i)	1.92	1.89
Video (d)(e)	235,100	246,700	-5%
Internet (g)(j)	156,000	133,200	17%
Phone (h)	73,800	54,800	35%
Commercial PSUs (i)	464,900	434,700	7%
Digital Video RGUs (k)	3,400,900	3,351,300	1%
Total RGUs	13,189,500	13,074,900	1%
Quarterly Net Additions/(Losses) (l)
Video (d)	(64,800)	(66,100)	2%
Internet (g)	53,200	51,600	3%
Phone (h)	10,900	30,600	-64%
Residential PSUs (i)	(700)	16,100
Video (d)(e)	(4,300)	3,000	-243%
Internet (g)	6,900	4,900	41%
Phone (h)	5,300	4,900	8%
Commercial PSUs (i)	7,900	12,800	-38%
Digital Video RGUs (k)	4,800	42,500	-89%
Total RGUs	12,000	71,400	-83%
Quarterly Residential ARPU
Video (m)	$72.21	$69.21	4%
Internet (m)	$42.67	$41.93	2%
Phone (m)	$40.96	$41.43	-1%
ARPU per Customer Relationship (n)	$106.38	$102.77	4%
Total ARPU per Video Customer (o)	$137.41	$126.48	9%
Residential Penetration Statistics
Video Penetration of Homes Passed Video (p)	34.7%	37.0%	-2.3 ppts
Internet Penetration of Homes Passed Internet (p)	29.5%	28.2%	1.3 ppts
Phone Penetration of Homes Passed Phone (p)	16.3%	16.0%	0.3 ppts
Bundled Penetration (q)	61.9%	60.3%	1.6 ppts
Triple Play Penetration (r)	28.8%	27.5%	1.3 ppts
Digital Penetration (s)	77.8%	72.6%	5.2 ppts
Advanced Digital Penetration (of Digital) (t)	55.0%	50.3%	4.7 ppts
Set-Top-Box per Digital RGU(u)	1.52	1.49

Footnotes
See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

Residential primary service units (PSUs) decreased by 700 in the third quarter of 2011 as gains in Internet and phone PSUs were more than offset by video losses. Non-video customer relationships grew by 54,900, more than double the growth during last year’s third quarter. Approximately 61.9% of our residential customers subscribe to more than one product, as we up-sell single product customers to higher-value bundles to maximize retention and penetration.

In the third quarter, residential video customers decreased by 64,800, a slight improvement compared to a decrease of 66,100 in the third quarter of 2010. Basic analog customer relationships decreased by approximately 63,000, nearly all of the video decline. Our disciplined approach to customer acquisition resulted in higher retention levels; however, we continued to be impacted by generally weak economic conditions and competition. Digital video customers increased by 4,800 in the quarter compared to a 42,500 increase in the prior-year period. Digital growth slowed significantly compared to last year’s third quarter as Charter completed fewer analog channel migrations in the 2011 third quarter, which traditionally drive digital upgrades. While Internet and commercial services are the primary growth engines and are becoming a larger part of our revenues, video still represents approximately 50% of our total revenue and remains an important part of the business. We’re focused on enhancing our video product offering, improving our customer service and providing attractive offers targeted at improving video customer trends. At the end of September, 55.0% of our digital customers subscribed to HD and/or DVR services, up from 50.3% in the prior year quarter. Video ARPU was $72.21 for the third quarter of 2011, up 4.3% year-over-year driven by recent targeted price adjustments and higher advanced services penetration.

We delivered strong growth in high-speed Internet as we continue to capture share with product superiority. We added 53,200 residential Internet customers in the third quarter compared to 51,600 last year. Nearly 95% of our Internet customers have a broadband plan of 12Mbps or higher with approximately 23% of them relying on our home networking service. Internet ARPU of $42.67 increased 1.8% compared to the year-ago quarter primarily due to the growth in home networking revenues and recent price adjustments.

We continued to grow residential phone customers, although at a slower pace than in 2010. We added 10,900 phone customers during the 2011 third quarter compared to a gain of 30,600 a year ago due primarily to fewer upgrades from our existing customer base driven by a higher mix of brand as compared to direct response marketing in the first part of 2011, weak economic conditions and the impact of more customers replacing traditional phone service with wireless service. Phone penetration was 16.3% as of September 30, 2011. Phone remains key to bundle value in terms of retention and penetration, and we continue to promote phone up-sell to both video and non-video Internet customers. Phone ARPU of $40.96 decreased approximately 1.1% year-over-year due to increased value-based packages and bundling.

Third-quarter commercial PSUs increased 7,900 to 464,900 and were up 6.9% compared to the third quarter of 2010. Commercial Internet and phone PSUs increased year-over-year by more than 20%. We are well positioned to further leverage our network to provide an expanding portfolio of products and services to our business customers to accelerate our growth in our commercial footprint.

Total ARPU for the third quarter of 2011 was $137.41, an increase of 8.6% over the 2010 third quarter, primarily as a result of continued growth in our commercial business, the previously mentioned price adjustments and higher bundle and advanced services penetration. For the nine months ended September 30, 2011, we lost 20,800 total customer relationships as compared to 80,800 in 2010, reflecting improvements in customer experience, enhanced services and products, and benefits from our strategic investments, partially offset by disciplined customer acquisition.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended September 30,
	2011	2010	Pro Forma	2011	2010
	Pro Forma	Pro Forma	% Change	Actual	Actual	% Change

REVENUES:
Video	$902	$913	-1.2%	$899	$918	-2.1%
Internet	434	402	8.0%	433	404	7.2%
Telephone	216	208	3.8%	216	208	3.8%
Commercial	148	124	19.4%	148	126	17.5%
Advertising sales	73	75	-2.7%	73	75	-2.7%
Other	40	38	5.3%	40	38	5.3%
Total revenues	1,813	1,760	3.0%	1,809	1,769	2.3%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	795	783	1.5%	792	788	0.5%
Selling, general and administrative (excluding stock
compensation expense) (b)	364	347	4.9%	364	349	4.3%
Operating costs and expenses	1,159	1,130	2.6%	1,156	1,137	1.7%

Adjusted EBITDA	654	630	3.8%	653	632	3.3%

Adjusted EBITDA margin	36.1%	35.8%		36.1%	35.7%

Capital Expenditures	$304	$297		$304	$299
% Total Revenues	16.8%	16.9%		16.8%	16.9%

Net loss	$(85)	$(99)		$(85)	$(95)
Loss per common share, basic and diluted	$(0.79)	$(0.87)		$(0.79)	$(0.84)

Net cash flows from operating activities	$406	$439		$405	$441
Free cash flow	$91	$135		$90	$135

Footnotes

(a) Operating expenses include programming, service, and advertising sales expenses.
(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenue

Third quarter 2011 pro forma revenues rose to $1.813 billion, up 3.0% compared to the year-ago quarter as we continued to grow our commercial, Internet and phone businesses and increase sales of bundled services. On an actual basis revenues grew 2.3% to $1.809 billion.

Third quarter 2011 pro forma video revenues totaled $902 million, or $899 million on an actual basis, a decrease of 1.2% on a pro forma basis and 2.1% on an actual basis compared to the prior-year period. Video revenues declined as a result of our video customer losses, partially offset by price adjustments and growth in revenues from DVR and high-definition television services. Third quarter pro forma Internet revenues were $434 million or $433 million on an actual basis, up 8.0% on a pro forma basis and 7.2% on an actual basis year-over-year driven by the addition of 193,600 Internet customers. Telephone revenues totaled $216 million on a pro forma and actual basis, up 3.8% on a pro forma and an actual basis over third quarter 2010 as we added 73,400 phone customers.

Commercial revenues grew to $148 million, a 19.4% year-over-year increase on a pro forma basis and 17.5% on an actual basis, supported by improved sales productivity and line extensions for carrier and small and medium business customers.

Advertising sales revenues were $73 million for the third quarter of 2011, a 2.7% decrease compared to the third quarter of 2010, primarily due to higher political spend in the year ago quarter offset by a $3 million change versus the prior year to reflect certain revenues on a gross basis, thus increasing both revenues and expenses by the same amount.

Operating Costs and Expenses

Pro forma operating costs and expenses totaled $1.159 billion in the third quarter of 2011, an increase of 2.6% compared to the year-ago period, primarily related to increases in marketing and programming expenses, partially offset by lower bad debt. On an actual basis, operating costs and expenses totaled $1.156 billion, an increase of 1.7% compared to the year-ago period. Marketing expenses increased by $15 million on a pro forma basis in the third quarter of 2011 compared to the year-ago quarter reflecting higher brand and media investment, channel development and increased marketing efforts for commercial. Programming expenses rose as a result of contractual programming increases, partially offset by customer losses. Bad debt expense was $5 million lower in the third quarter as we continue to derive benefits from our customer acquisition and retention strategies.

Adjusted EBITDA

Adjusted EBITDA on a pro forma basis was $654 million for the third quarter of 2011, an increase of 3.8%. Adjusted EBITDA grew 3.3% on an actual basis to $653 million. Adjusted EBITDA margin improved to 36.1% on a pro forma and actual basis for the third quarter of 2011 compared to adjusted EBITDA margin of 35.8% on a pro forma basis and 35.7% on an actual basis in the year-ago quarter. Sustained adjusted EBITDA growth was driven by increases in our higher margin Internet, commercial and phone products, continued disciplined customer acquisition, and improving customer service levels.

Net Loss

Net loss on a pro forma and actual basis was $85 million in the third quarter of 2011, compared to $99 million on a pro forma basis and $95 million on an actual basis in the prior-year third quarter. The improvement was primarily due to adjusted EBITDA growth and lower income tax expense partially offset by higher interest expense due to 2010 and 2011 refinancings, as well as an increase in depreciation and amortization in the quarter-to-quarter comparison. Net loss per common share was $0.79 in the third quarter of 2011 compared to $0.87 on a pro forma and $0.84 on an actual basis during the same period last year.

Capital Expenditures

Property, plant and equipment expenditures for the third quarter of 2011 were $304 million compared to third quarter 2010 expenditures of $297 million on a pro forma basis and $299 million on an actual basis. The increase was primarily due to a higher spending for line extensions driven by commercial construction and for customer premise equipment, partially offset by lower spending on scalable infrastructure due to timing within the year. Our estimate for capital expenditures for 2011 remains approximately $1.3 billion to $1.4 billion.

Cash Flow

Net cash flows from operating activities were $406 million on a pro forma basis, compared to $439 million on a pro forma basis in the third quarter of 2010. Net cash flows from operating activities were $405 million on an actual basis, compared to $441 million on an actual basis in the third quarter of 2010. The decrease in net cash flows from operating activities was primarily due to changes in working capital that provided $36 million less cash in quarter-to-quarter comparisons and an increase in cash interest payments, offset by higher adjusted EBITDA.

Free cash flow for the third quarter of 2011 was $91 million on a pro forma basis and $90 million on an actual basis, compared to $135 million on a pro forma basis and an actual basis in the same period last year. The decrease was driven by lower net cash flows from operating activities and higher capital expenditures.

Total principal amount of debt was approximately $12.5 billion as of September 30, 2011. At the end of the third quarter, we had $32 million of cash and cash equivalents (including restricted cash and cash equivalents of $27 million) and availability under our revolving credit facility of approximately $1.1 billion.

During the third quarter of 2011, we repurchased approximately 2.4 million shares of Class A common stock for approximately $116 million in open market transactions and purchased $193 million principal amount of 8% 2nd lien notes.

Conference Call

Charter will host a conference call on Tuesday, November 1, 2011 at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-726-7983 no later than 10 minutes prior to the call. International participants should dial 706-758-7055. The conference ID code for the call is 16801546.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 15, 2011. The conference ID code for the replay is 16801546.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s quarterly report for the quarter ended September 30, 2011 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, adjusted EBITDA less capital expenditures and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, and other expenses, such as special charges, reorganization items and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA less capital expenditures is defined as Adjusted EBITDA minus purchases of property, plant and equipment. Adjusted EBITDA and adjusted EBITDA less capital expenditures are used by management and the Company’s Board to evaluate the performance of the Company’s business. For this reason, they are significant components of Charter’s annual incentive compensation program. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $40 million and $34 million for the three months ended September 30, 2011 and 2010, respectively, and $110 million and $105 million for the nine months ended September 30, 2011 and 2010, respectively.

In addition to the actual results for the three and nine months ended September 30, 2011 and 2010, we have provided pro forma results in this release for the three and nine months ended September 30, 2011 and 2010. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions and sales of cable systems in 2010 and 2011 as if they occurred as of January 1, 2010. Pro forma statements of operations for the three and nine months ended September 30, 2011 and 2010; and pro forma customer statistics as of September 30, 2010; are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Exhibit 99.1

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(IN MILLIONS, EXCEPT SHARE DATA)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$899	$918	-2.1%	$2,710	$2,776	-2.4%
Internet	433	404	7.2%	1,264	1,201	5.2%
Telephone	216	208	3.8%	641	612	4.7%
Commercial	148	126	17.5%	426	365	16.7%
Advertising sales	73	75	-2.7%	211	206	2.4%
Other	40	38	5.3%	118	115	2.6%
Total revenues	1,809	1,769	2.3%	5,370	5,275	1.8%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	792	788	0.5%	2,344	2,317	1.2%
Selling, general and administrative (excluding stock
compensation expense) (b)	364	349	4.3%	1,037	1,043	-0.6%
Operating costs and expenses	1,156	1,137	1.7%	3,381	3,360	0.6%

Adjusted EBITDA	653	632	3.3%	1,989	1,915	3.9%

Adjusted EBITDA margin	36.1%	35.7%		37.0%	36.3%

Depreciation and amortization	405	385		1,181	1,134
Stock compensation expense	10	7		25	17
Other operating expenses, net	1	-		7	19

Income from operations	237	240		776	745

OTHER EXPENSES:
Interest expense, net	(244)	(222)		(718)	(645)
Loss on extinguishment of debt	(4)	(3)		(124)	(38)
Other expense, net	(2)	(1)		(4)	(3)
	(250)	(226)		(846)	(686)

Income (loss) before income taxes	(13)	14		(70)	59

Income tax expense	(72)	(109)		(232)	(211)

Net loss	$(85)	$(95)		$(302)	$(152)

Loss per common share, basic and diluted	$(0.79)	$(0.84)		$(2.74)	$(1.34)

Weighted average common shares outstanding, basic and diluted	108,420,169	113,110,889		110,285,852	113,081,242

(a) Operating expenses include programming, service, and advertising sales expenses.

(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(IN MILLIONS, EXCEPT SHARE DATA)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010
	Pro Forma (a)	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$902	$913	-1.2%	$2,723	$2,757	-1.2%
Internet	434	402	8.0%	1,269	1,196	6.1%
Telephone	216	208	3.8%	642	613	4.7%
Commercial	148	124	19.4%	427	361	18.3%
Advertising sales	73	75	-2.7%	211	205	2.9%
Other	40	38	5.3%	118	114	3.5%
Total revenues	1,813	1,760	3.0%	5,390	5,246	2.7%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	795	783	1.5%	2,355	2,301	2.3%
Selling, general and administrative (excluding stock
compensation expense) (c)	364	347	4.9%	1,041	1,035	0.6%
Operating costs and expenses	1,159	1,130	2.6%	3,396	3,336	1.8%

Adjusted EBITDA	654	630	3.8%	1,994	1,910	4.4%

Adjusted EBITDA margin	36.1%	35.8%		37.0%	36.4%

Depreciation and amortization	406	387		1,187	1,140
Stock compensation expense	10	7		25	17
Other operating expenses, net	1	-		7	19

Income from operations	237	236		775	734

OTHER EXPENSES:
Interest expense, net	(244)	(222)		(718)	(645)
Loss on extinguishment of debt	(4)	(3)		(124)	(38)
Other expense, net	(2)	(1)		(4)	(3)
	(250)	(226)		(846)	(686)

Income (loss) before income taxes	(13)	10		(71)	48

Income tax expense	(72)	(109)		(232)	(208)

Net loss	$(85)	$(99)		$(303)	$(160)

Loss per common share, basic and diluted	$(0.79)	$(0.87)		$(2.74)	$(1.41)

Weighted average common shares outstanding, basic and diluted	108,420,169	113,110,889		110,285,852	113,081,242

(a) Pro forma results reflect certain sales and acquisitions of cable systems in 2010 and 2011 as if they occurred as of January 1, 2010.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

September 30, 2011.  Pro forma revenues and operating costs and expenses increased by $4 million and $3 million, respectively, for the three months ended September 30, 2011. Pro forma revenues, operating costs and expenses and net loss increased by $20 million, $15 million and $1 million, respectively, for the nine months ended September 30, 2011.

September 30, 2010.  Pro forma revenues and operating costs and expenses were reduced by $9 million and $7 million, respectively, and net loss increased by $4 million for the three months ended September 30, 2010. Pro forma revenues and operating costs and expenses were reduced by $29 million and $24 million, respectively, and net loss increased by $8 million for the nine months ended September 30, 2010.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2011	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5	$4
Restricted cash and cash equivalents	27	28
Accounts receivable, net of allowance for doubtful accounts	253	247
Prepaid expenses and other current assets	50	47
Total current assets	335	326

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,903	6,819
Franchises	5,287	5,257
Customer relationships, net	1,779	2,000
Goodwill	954	951
Total investment in cable properties	14,923	15,027

OTHER NONCURRENT ASSETS	380	354

Total assets	$15,638	$15,707

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,081	$1,049
Total current liabilities	1,081	1,049

LONG-TERM DEBT	12,581	12,306

OTHER LONG-TERM LIABILITIES	1,112	874

SHAREHOLDERS' EQUITY	864	1,478

Total liabilities and shareholders' equity	$15,638	$15,707

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(85)	$(95)	$(302)	$(152)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	405	385	1,181	1,134
Noncash interest expense	7	18	27	54
Loss on extinguishment of debt	4	3	124	35
Deferred income taxes	70	106	225	204
Other, net	10	9	26	20
Changes in operating assets and liabilities, net of effects from dispositions and acquisitions:
Accounts receivable	(10)	8	(5)	7
Prepaid expenses and other assets	2	3	(4)	15
Accounts payable, accrued expenses and other	2	4	40	105
Net cash flows from operating activities	405	441	1,312	1,422

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(304)	(299)	(984)	(948)
Change in accrued expenses related to capital expenditures	(11)	(7)	(11)	(7)
Purchase of cable systems	(89)	-	(89)	-
Other, net	(6)	(3)	(20)	(7)
Net cash flows from investing activities	(410)	(309)	(1,104)	(962)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	240	1,132	3,801	2,757
Repayments of long-term debt	(279)	(630)	(3,645)	(3,070)
Repayment of preferred stock	-	-	-	(138)
Payments for debt issuance costs	-	(17)	(43)	(76)
Purchase of treasury stock	(116)	-	(323)	-
Other, net	(2)	(2)	2	(5)
Net cash flows from financing activities	(157)	483	(208)	(532)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(162)	615	-	(72)
CASH AND CASH EQUIVALENTS, beginning of period *	194	67	32	754
CASH AND CASH EQUIVALENTS, end of period *	$32	$682	$32	$682

CASH PAID FOR INTEREST	$247	$224	$649	$561

* Cash and cash equivalents includes restricted cash and cash equivalents.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	Actual	Pro Forma
	September 30,	June 30,	December 31,	September 30,
	2011 (a)	2011 (a)	2010 (a)	2010 (a)

Footprint
Estimated Homes Passed Video (b)	11,927,600	11,905,500	11,842,900	11,815,900
% Switched Digital Video	80%	68%	63%	44%

Estimated Homes Passed Internet (b)	11,601,900	11,570,700	11,478,600	11,454,800
% DOCSIS 3.0	85%	85%	57%	36%

Estimated Homes Passed Phone (b)	10,848,500	10,800,000	10,646,700	10,587,800

Customers

Residential Customer Relationships (c)	4,866,200	4,876,100	4,893,400	4,926,200
Commercial Customer Relationships (c)	356,500	355,200	350,100	351,100
Total Customer Relationships (c)(e)	5,222,700	5,231,300	5,243,500	5,277,300

Residential Non-Video Customers (d)	730,400	675,500	587,600	558,200
% Non-Video (d)	15.0%	13.9%	12.0%	11.3%

Services and Revenue Generating Units(f)

Video (d)	4,135,800	4,200,600	4,305,800	4,368,000
Internet (g)	3,424,100	3,370,900	3,263,200	3,230,500
Phone (h)	1,763,800	1,752,900	1,721,800	1,690,400
Residential PSUs (i)	9,323,700	9,324,400	9,290,800	9,288,900
Residential PSU / Customer Relationships (c)(i)	1.92	1.91	1.90	1.89

Video (d)(e)	235,100	239,400	241,900	246,700
Internet (g)(j)	156,000	149,100	138,500	133,200
Phone (h)	73,800	68,500	59,900	54,800
Commercial PSUs (i)	464,900	457,000	440,300	434,700

Digital Video RGUs (k)	3,400,900	3,396,100	3,371,300	3,351,300

Total RGUs	13,189,500	13,177,500	13,102,400	13,074,900

Net Additions/(Losses) (l)

Video (d)	(64,800)	(80,400)	(62,200)	(66,100)
Internet (g)	53,200	18,500	32,700	51,600
Phone (h)	10,900	6,500	31,400	30,600
Residential PSUs (i)	(700)	(55,400)	1,900	16,100

Video (d)(e)	(4,300)	(3,800)	(4,800)	3,000
Internet (g)	6,900	6,300	5,300	4,900
Phone (h)	5,300	4,100	5,100	4,900
Commercial PSUs (i)	7,900	6,600	5,600	12,800

Digital Video RGUs (k)	4,800	(4,600)	20,000	42,500

Total RGUs	12,000	(53,400)	27,500	71,400

Residential ARPU

Video (m)	$72.21	$71.33	$70.34	$69.21
Internet (m)	$42.67	$41.73	$41.70	$41.93
Phone (m)	$40.96	$40.45	$41.26	$41.43
ARPU per Customer Relationship (n)	$106.38	$104.94	$104.09	$102.77

Total ARPU per Video Customer (o)	$137.41	$133.63	$130.08	$126.48

Residential Penetration Statistics

Video Penetration of Homes Passed Video (p)	34.7%	35.3%	36.4%	37.0%
Internet Penetration of Homes Passed Internet (p)	29.5%	29.1%	28.4%	28.2%
Phone Penetration of Homes Passed Phone (p)	16.3%	16.2%	16.2%	16.0%

Bundled Penetration (q)	61.9%	61.6%	60.9%	60.3%
Triple Play Penetration (r)	28.8%	28.8%	28.2%	27.5%

Digital Penetration (s)	77.8%	76.5%	74.1%	72.6%
Advanced Digital Penetration (of Digital) (t)	55.0%	54.4%	52.2%	50.3%
Set-Top-Box per Digital RGU (u)	1.52	1.51	1.50	1.49

Pro forma operating statistics reflect the sales and acquisitions of cable systems in 2010 and 2011 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses.

At June 30, 2011, actual residential video customers, Internet customers, and phone customers were 4,173,400, 3,352,500, and 1,747,600, respectively; actual commercial video customers, Internet customers, and phone customers were 239,500, 149,100, and 68,500, respectively; and actual digital RGUs were 3,386,700.

At December 31, 2010, actual residential video customers, Internet customers, and phone customers were 4,278,400, 3,246,100, and 1,717,000, respectively; actual commercial video customers, Internet customers, and phone customers were 242,000, 138,500, and 59,900, respectively; and actual digital RGUs were 3,363,200.

At September 30, 2010, actual residential video customers, Internet customers, and phone customers were 4,399,900, 3,238,700, and 1,688,000, respectively; actual commercial video customers, Internet customers, and phone customers were 252,800, 134,300, and 54,900, respectively; and actual digital RGUs were 3,379,300.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account.  On that basis, at September 30, 2011, June 30, 2011, December 31, 2010, and September 30, 2010, customers include approximately 15,500, 16,100, 15,700, and 14,400 customers, respectively, whose accounts were over 60 days past due in payment, approximately 1,900, 2,200, 1,800, and 1,900 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,000, 1,000, 1,000, and 1,100 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
“Homes Passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated.  "Homes passed" exclude commercial units passed by our cable distribution network.  These estimates are updated for all periods presented when estimates change.

(c)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA).  Commercial customer relationships includes video customers in commercial and multi-dwelling structures, which are calculated on an EBU basis (see footnote (e)) and non-video commercial customer relationships.

(d)	"Video Customers” represent those customers who subscribe to our video services.

(e)
Included within commercial video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis.  We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service.  This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs).  As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(f)
"Revenue Generating Units" or "RGUs" represent the total of all basic video, digital video, Internet and phone customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two RGUs, and if that customer added Internet service, the customer would be treated as three RGUs.  This statistic is computed in accordance with the guidelines of the NCTA.

(g)	"Internet Customers" represent those customers who subscribe to our Internet service.

(h)	"Phone Customers" represent those customers who subscribe to our phone service.

(i)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(j)	Prior year commercial Internet customers were adjusted to reflect current year presentation.

(k)	"Digital Video RGUs" include all video customers that rent one or more digital set-top boxes or cable cards.

(l)	"Net Additions/(Losses)" represent the pro forma net gain or loss in the respective quarter for the service indicated.

(m)
"Average Monthly Revenue per Customer" or "ARPU" represents quarterly pro forma revenue for the service indicated divided by three divided by the number of pro forma customers for the service indicated during the respective quarter.

(n)
"ARPU per Customer Relationship" is calculated as total video, Internet and phone quarterly pro forma revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)	"Total ARPU per Video Customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma video customers during the respective quarter.

(p)	"Penetration" represents residential customers as a percentage of homes passed for the service indicated.

(q)
"Bundled Penetration" represents the percentage of residential customers receiving a combination of at least two different types of service, including Charter's video service, Internet service or phone.  "Bundled Penetration" does not include residential customers who only subscribe to video service.

(r)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(s)	"Digital Penetration" represents the number of digital RGUs as a percentage of video customers, including EBUs.

(t)	"Advanced Digital Penetration" represents customers who subscribe to our high-definition and/or digital video recorder services as a % of digital RGUs.

(u)	"Set-Top-Box per Digital RGU" is calculated as the number of set-top boxes deployed divided by digital RGUs at the end of the respective period.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
		Actual	Actual	Actual	Actual

Net loss		$(85)	$(95)	$(302)	$(152)
Plus:	Interest expense, net	244	222	718	645
	Income tax expense	72	109	232	211
	Depreciation and amortization	405	385	1,181	1,134
	Stock compensation expense	10	7	25	17
	Loss on extinguishment of debt	4	3	124	38
	Other, net	3	1	11	22

Adjusted EBITDA (b)		653	632	1,989	1,915
Less:	Purchases of property, plant and equipment	(304)	(299)	(984)	(948)

Adjusted EBITDA less capital expenditures		$349	$333	$1,005	$967

Net cash flows from operating activities		$405	$441	$1,312	$1,422
Less:	Purchases of property, plant and equipment	(304)	(299)	(984)	(948)
	Change in accrued expenses related to capital expenditures	(11)	(7)	(11)	(7)

Free cash flow		$90	$135	$317	$467

		Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
		Pro Forma (a)	Pro Forma (a)	Pro Forma (a)	Pro Forma (a)

Net loss		$(85)	$(99)	$(303)	$(160)
Plus:	Interest expense, net	244	222	718	645
	Income tax expense	72	109	232	208
	Depreciation and amortization	406	387	1,187	1,140
	Stock compensation expense	10	7	25	17
	Loss on extinguishment of debt	4	3	124	38
	Other, net	3	1	11	22

Adjusted EBITDA (b)		654	630	1,994	1,910
Less:	Purchases of property, plant and equipment	(304)	(297)	(984)	(942)

Adjusted EBITDA less capital expenditures		$350	$333	$1,010	$968

Net cash flows from operating activities		$406	$439	$1,317	$1,417
Less:	Purchases of property, plant and equipment	(304)	(297)	(984)	(942)
	Change in accrued expenses related to capital expenditures	(11)	(7)	(11)	(7)

Free cash flow		$91	$135	$322	$468

(a) Pro forma results reflect certain sales and acquisitions of cable systems in 2010 and 2011 as if they occurred as of January 1, 2010.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Customer premise equipment (a)	$146	$141	$433	$437
Scalable infrastructure (b)	58	64	265	259
Line extensions (c)	29	23	78	61
Upgrade/Rebuild (d)	7	4	19	20
Support capital (e)	64	67	189	171

Total capital expenditures (f)	$304	$299	$984	$948

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Total capital expenditures includes $48 million and $34 million of capital expenditures related to commercial services for the three months ended September 30, 2011 and 2010, respectively, and $120 million and $86 million for the nine months ended September 30, 2011 and 2010, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2011 Earnings Release